Exhibit 4.6

THIS INSTRUMENT AND THE OBLIGATIONS EVIDENCED HEREBY ARE EXPRESSLY SUBORDINATED PURSUANT TO THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF AUGUST 15, 2006 (THE “SUBORDINATION AGREEMENT”), AMONG THE PAYEE OF THIS INSTRUMENT AND ITS AFFILIATES, IRWIN UNION BANK, F.S.B. (THE “SENIOR CREDITOR”), AND METROPARK USA, INC., A DELAWARE CORPORATION, FORMERLY KNOWN AS SANTA BARBARA STREET ASYLUM, INC. (“BORROWER”). EACH SUCCESSIVE HOLDER OF THIS INSTRUMENT OR ANY PORTION HEREOF, OR OF ANY RIGHTS OBTAINED HEREUNDER, BY ITS ACCEPTANCE HEREOF OR THEREOF, AGREES (1) TO BE BOUND BY THE TERMS OF THE SUBORDINATION AGREEMENT AND (2) THAT IF ANY CONFLICT EXISTS BETWEEN THE TERMS OF THIS INSTRUMENT OR ANY DOCUMENT EXECUTED IN CONNECTION WITH THE DELIVERY OF THIS INSTRUMENT AND THE TERMS OF THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL GOVERN AND BE CONTROLLING.

AMENDED AND SUBSTITUTED

UNSECURED SUBORDINATED PROMISSORY NOTE

Amended and Substituted August 15, 2006
$48,000.00	Los Angeles, California

FOR VALUE RECEIVED, METROPARK USA, INC, a Delaware corporation f/k/a SANTA BARBARA STREET ASYLUM, INC. (the “Borrower”), hereby promises to pay to the order of BRIC RETAIL L.P. (the “Lender”), on the Maturity Date (as defined below), or on such earlier date as provided in this Note, the principal amount of FORTY-EIGHT THOUSAND AND NO/100 DOLLARS ($48;000), or, if less, the then outstanding principal amount of Loans (as defined below) made pursuant to this Amended and Substituted Unsecured Subordinated Promissory Note (this “Note”), together with interest on the outstanding principal balance of this Note at a rate per annum equal to the Applicable Rate (as defined below). Capitalized terms used but not defined herein shall have the meanings given such terms in the Note and Warrant Purchase Agreement between Lender and Borrower dated as of December 17, 2003 (the “Note Purchase Agreement”).

1.    Principal and Interest; Maturity Date.

(a)    The outstanding principal balance of all Loans (as defined below), together with any accrued but unpaid interest thereon not otherwise paid in accordance with the terms of this Note, shall be payable in full on the date (the “Maturity Date”) which is the earlier to occur of: (a) Borrower’s receipt of a Notice of Default (as defined below) and (b) January 31, 2010.

(b)    In addition to the foregoing, Borrower hereby agrees that the unpaid principal amount of all Loans outstanding hereunder shall accrue interest at a rate per annum equal to the Applicable Rate. For purposes of this Note, “Applicable Rate” means, for any day, a rate of interest equal to six percent (6%) per annum. Borrower agrees to pay all interest, compounded annually and computed on the basis of a 360-day year of twelve 30-day months on the unpaid principal balance hereof, from the date a Loan is made to Borrower (“Drawdown Date”) until paid in full in like coin or currency, quarterly on March 31, June 30, September 30, and December 31 in each year commencing on the Drawndown Date until a final payment of all accrued unpaid interest on the Maturity Date. Notwithstanding anything herein to the contrary on and after the Maturity Date accrued interest on the Loans shall be payable on demand. Under no circumstances will the rate of interest chargeable hereunder be in excess of the maximum amount permitted by law. If excess interest is charged and paid in error, then the excess amount will be promptly refunded.

2.    Funding Mechanics.

(a)    Within fifteen (15) days after Lender’s receipt of a written notice of drawdowvn executed by Borrower (“Drawdown Notice”) a form of which is attached as Exhibit A-1 hereto, Lender agrees to advance funds to Borrower from time to time in the form of loans (each such advance, a “Loan”) until the Maturity Date; provided, however, that in no event shall the aggregate principal amount of all Loans advanced hereunder at any time exceed $48,000 and provided further, that no Event of Default (as defined below) has occurred and is continuing. Loans repaid may not be reborrowed by Borrower,

3.    Prepayment; Interest on Defaulted Amount.

(a)    This Note may be prepaid in whole or in part at any time without premium or penalty; provided, however, that the covenants set forth in Sections 5 and 6 of the Note Purchase Agreement shall survive so long as all Lenders under the Note Purchase Agreement hold at least twenty-five percent (25%) of Borrower’s Series A or Series B Convertible Preferred Stock. This Note is not subject to mandatory prepayment.

(b)    Notwithstanding the Lender’s rights under Section 5 below, should the Borrower default on all or any portion of its obligation to pay principal or accrued interest hereunder (the “Defaulted Amount”), interest shall accrue on the Defaulted Amount at a rate per annum equal to two percent 2% in excess of the Applicable Rate from the date of such default until such obligation shall be discharged.

4.    Payments. All payments of principal and interest on this Note shall be made by the Borrower in lawful money of the United States of America, to the Lender at its address as shown on the records of the Borrower or at such other location as it may designate in writing to the Borrower, in each case without setoff, recoupment or counterclaim.

5.    Events of Default. Upon the occurrence of, and during the continuation of, any of the following events of default (“Events of Default”), at the option of the Lender and upon a written notice to the Borrower by such Lender (a “Notice of Default”), the outstanding principal balance of this Note and all accrued but unpaid interest thereon and other amounts payable hereafter shall become immediately due and payable:

(a)    the failure to make any required payment of the principal balance of this Note when due and payable, or the failure to make any required payment of any accrued interest thereon within ten (10) days after the delivery of written notice by the Lender to the Borrower of said failure to pay:

(b)    there shall occur a default in the due and punctual performance or observance of any term, covenant, condition, agreement or provision, contained in this Note, the Note Purchase Agreement, any other related loan documents or the Series A Financing Documents, to be performed or observed by the Borrower, other than as specified in this Section 5, which is not cured within thirty (30) days after the delivery of written notice to the Borrower of said default, or if not capable of being cured within thirty (30) days, the Borrower commences efforts to cure said default within said thirty (30) days and thereafter diligently pursues such cure to completion in the reasonable opinion of the Lender, but not to exceed a total of sixty (60) days after such notice;

(c)    the Borrower shall (i) make an assignment for the benefit of creditors; (ii) apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business or such a receiver or trustee otherwise shall be appointed; or (iii) admit in writing its inability to pay its debts as they mature;

(d)    bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors (i) shall be instituted by the Borrower, or (ii) shall be instituted against the Borrower, and shall not have been vacated by appropriate order of a court within sixty (60) days of being instituted; or

(e)    on the date of a Drawdown Notice and at any time during the year after such notice has been issued, Orval Madden is no longer Chief Executive Officer of Borrower for any reason, including by reason of death, disability, resignation or termination of employment.

6.    Representations and Warranties of Borrower. The Borrower hereby represents and warrants to the Lender as of the date of this Note, and as of the date of each Loan made hereunder, as follows:

(a)    Organizational Existence, Power and Authority. The Borrower is duly organized and validly existing as a corporation under the laws of the State of Delaware. The Borrower is qualified to do business as a corporation in each jurisdiction where the nature of its activities or its properties owned or leased makes such qualification necessary. The Borrower has all requisite legal and organizational power and authority to execute and deliver to the Lender this Note and to carry out and perform its obligations under this Note.

(b)    No Violation or Conflict. Neither the execution of this Note nor the undertaking of the obligations contained herein, will (i) violate any provision of the organizational documents of the Borrower, (ii) constitute an event which would permit any party to terminate, or accelerate the maturity of any indebtedness or other obligation under, any contracts, indenture, mortgage, note, bond, license or other instrument or obligation of the Borrower, (iii) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance in favor of any third party upon the property of the Borrower, or (iv) violate or conflict with or result in a breach of any provision of any law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any governmental entity or agency binding on the Borrower or its properties, or conflict with or result in the breach of any of the terms, conditions or provisions thereof.

(c)    Due Authorization; Consents. All corporate action on the part of the Borrower and its managers, officers, and members necessary for the authorization, execution and delivery of, and the performance of all obligations of the Borrower under, this Note has been taken. This Note has been duly executed and delivered by the Borrower and constitutes a valid and binding obligation of the Borrower enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. Borrower is in compliance with all applicable covenants under the Note Purchase Agreement.

7.    Miscellaneous.

(a)    No failure or delay of any party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(b)    This Note shall be binding upon the Borrower, its successors and assigns, and shall inure to the benefit of the Lender, and its heirs, personal representatives, successors and assigns.

(c)    This Note shall be governed by the laws of the State of California without regard to its conflict of laws provisions.

(d)    All actions and proceedings in any way, manner or respect arising out or from or related to this Note, shall be litigated in the courts having its situs within the City of Los Angeles, State of California.

(e)    This Note and the other writings referred to herein contain the entire agreement among the Lender and the Borrower with respect to the transactions contemplated hereby and supersede any and all prior agreements and understandings, written or oral, between the Lender and the Borrower.

(f)    This Note may be amended or modified only with the consent of the Lender and the Borrower.

8.    No Novation. This Note is in partial substitution for and replacement of that certain Unsecured Subordinated Promissory Note issued on December 17, 2003 in the original aggregate principal amount of $48,000, made by Borrower to Lender under the Note Purchase Agreement (as such Unsecured Subordinated Promissory Note shall have been amended and substituted prior to the date hereof, collectively, the “Original Note”), and is made in substitution of such Original Note and not in satisfaction of any portion of such Original Note. This Note shall not be deemed to constitute a novation.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by its Chief Executive Officer as of the date first set forth above.

METROPARK USA, INC.

By:	/s/ Jay A. Johnson
Name:	Jay A. Johnson
Its:	CFO & Secretary

[Signature Page to Amended and Substituted Subordinated Promissory Note]

ALLONGE

(Bric Retail L.P.)

This Allonge is hereby attached to and made a part of the Amended and Substituted Unsecured Subordinated Promissory Note dated August 15, 2006 (the “Note”) executed by METROPARK USA, INC., a Delaware corporation (“Borrower”) in the original principal amount of $48,000.00 in favor of BRIC RETAIL L.P. (“Lender”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Note.

Section 3(b) of the Note is hereby amended by adding the following sentence to the end thereof:

“In addition, notwithstanding the Lender’s rights under Section 5 below, (i) should the Borrower default on its obligation to repay the outstanding principal and interest then due under this Note in full at the times stated in Section 3(b)(ii) of the Subordination Agreement dated as of March 20th, 2008 (the “Subordination Agreement”) among Lender, certain affiliates of Lender, Wells Fargo Retail Finance, LLC, as administrative agent, and Borrower, subject to the proviso set forth therein, or (ii) should the Borrower fail to make Restricted Payments to Lender concurrently with its initial Public Offering (as defined in the Subordination Agreement) to the extent permitted by Section 3(c) of the Subordination Agreement, subject to the proviso set forth therein, interest shall accrue on the outstanding principal balance of this Note and accrued and unpaid interest thereon at a rate per annum equal to two percent (2%) in excess of the Applicable Rate from the date of such default until such obligation shall be discharged.”

IN WITNESS WHEREOF, the parties hereto have caused this Allonge to be executed and delivered by their duly authorized officers or representatives on March 20th, 2008.

METROPARK USA, INC.

By:	/s/ Jay A. Johnson
Name:	Jay A. Johnson
Title:	Vice Chairman

BRIC RETAIL L.P.

By:	/s/ Robert M. Poole
Name:	Robert M. Poole
Title:	MGMT Board Member